doc

                             DATED 1st JULY 1996
                             -------------------


                                   BETWEEN


                         ATECO AUTOMOTIVE PTY LIMITED
                             (A.C.N. 000 486 706)

                                     AND

                       IMPCO TECHNOLOGIES PTY LIMITED
                                (074 106 880)



                   ========================================

                          DEED OF SALE OF BUSINESS

                   ========================================



                                   DUNHILL
                                   MADDEN
                                   BUTLER
                                 Solicitors

                                   Sydney
                       16 Barrack Street, Sydney 2000
                        New South Wales, Australia
                          GPO Box 427, Sydney 2001
                                DX 254 SYDNEY
                          Telephone: (02) 295 9999
                        International: 612 295 9999
                             Fax: (02) 295 9990
                     E-mail: 100252.1033 at compuserve.com

                                  Ref:  MTB
                      SYDNEY     MELBOURNE     BRISBANE

      COVER

                          DEED OF SALE OF BUSINESS


THIS DEED  is made the 1st day of July, 1996
BETWEEN ATECO AUTOMOTIVE PTY LIMITED (ACN 000 486 706) of 634-726 Princess Highway Tempe NSW (hereinafter called "the Vendor") of the one part AND IMPCO TECHNOLOGIES PTY LIMITED (ACN 074 106 880) of Level 5, 16 Barrack Street, Sydney NSW (hereinafter called "the Purchaser") of the other part

WHEREAS: -
A. The Vendor has since prior to 1969 carried on the business of distributing throughout Australia "Impco" automotive gas equipment and parts and since 1991 pursuant to a Distribution Agreement dated
     26 August 1991 between Impco Technologies Inc ("Impco") and the Vendor (hereinafter called "the Business").

B.   The Purchaser is a subsidiary of Impco.

C. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business and the assets hereinafter referred to, with effect from the close of business on June 30, 1996 upon and subject to the terms and conditions hereinafter appearing.


NOW THIS AGREEMENT WITNESSETH:

1.   (DEFINITION)

     Wherever herein used the expression: -
          "ASSOCIATE" has the meaning given to that term in sub-section 26AAB(14) of the Income Tax Assessment Act 1936 (Cth) as amended on the basis that a reference to the "taxpayer" in that sub-section is a reference to the relevant person or entity.
          "BUSINESS DAY" means a day on which trading banks are open for
           Business in Sydney other than a Saturday or Sunday.
          "COMPLETION" means the point in time at which the parties have duly fulfilled such or their respective obligations as are required to be performed by them on or prior to the Completion Date.
          "CUSTOMERS OF THE BUSINESS" means all persons and entities who at any time prior to Completion purchased any item from the Vendor in relation to the Business or in respect of whom a file was opened.
          "CUSTOMER INFORMATION" means all information and records relating to the Customers of the Business in machine readable or printed form.
          "ENVIRONMENTAL LAW" means any law, whether statute or common law, concerning environmental matters, including but not limited to law concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for, or development or exploitation of, any natural resource.
          "ENVIRONMENTAL LIABILITY" means any obligation expense penalty or fine under Environmental Law which would or could be imposed upon the Purchaser or any occupier of any property the subject of the leases of premises specified in Schedule 3 as a result of activities carried on during the ownership or occupation of the property by the Vendor or by the Vendor's predecessors in title or by any current or previous owner or occupier of such property.
          "INTANGIBLE ASSETS" means all trade names (other than trade names registered or unregistered which include the word "Ateco"), copy rights, inventions, and applications therefore, all licences and permits of any kind, trade secrets and proprietary information, shop rights, research and development data, computer programmes developed or acquired by the Vendor used or to be used in the Business that are loaded on the computer included in the Plant, plans, specifications, blue prints, engineering calculations, and all other intangible property rights relating to the Business.
          "SECURITY AMOUNT" means the amount of one hundred thousand dollars
           ($100,000.00).
          "THE COMPLETION DATE" means 1 July 1996 or such later date as the
           Vendor and the Purchaser agree in writing.
          "THE EFFECTIVE DATE" means  the Completion Date.

          "TAX" includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding tax which is levied or imposed by a government or governmental agency and any related interest, penalty, charge, fee or other amount.
          "THIRD PARTY CLAIMS" means in respect of any person body corporate or other entity, any and all accounts, actions, claims, demands, damages, losses, proceedings or suits which may arise out of or result (directly or indirectly) from any claim or action or demand asserted against that person by another person, body corporate or other entity, and any and all liabilities and amounts payable to a third party including but not limited to or in respect of any Tax or by reason of any mortgage, pledge, loan, option, charge or encumbrance.


2.   (SALE OF ASSETS)

     The Vendor as legal and beneficial owner hereby agrees to sell and the Purchaser hereby agrees to purchase free from all Third Party Claims and on an unencumbered basis, for the price and on the terms and conditions herein set forth the Business and the following assets used in connection with or belonging to the Business subject to any limitations referred to below, in each case, namely: -

     (a) The full benefit of the Distribution Agreement a copy of which is annexed hereto and marked "A".

     (b) All the plant, machinery, office furniture, fittings, motor vehicles, office supplies, machines and equipment set out in
          Schedule 1 (hereinafter called "the Plant") and situated at the premises specified in Schedule 3.

     (c) All stock in trade on hand or in transit and outstanding orders with suppliers, and all inventories, raw materials, work in progress components, parts, finished goods, literature and packing material and in each case only to the extent that they are, at Completion, of good and merchantable quality and useable for the purposes of the Purchaser and saleable in the ordinary course of business and owned by the Vendor and acquired for the Business or contracted for in the ordinary course of business but not delivered prior to the Effective Date (hereinafter called "the Stock").

     (d) The full benefit of all orders for goods placed with Impco which have not been delivered to the Vendor and are not included in the Stock.

     (e) The full benefit of all unfilled orders received by the Vendor in connection with the Business and all other contracts, agreements, engagements or commitments (as set out in Schedule 2) to which the Vendor is entitled in connection with the Business.

     (f) The full benefit of the leases of premises specified in Schedule 3 a copy of which is annexed hereto and marked "B".

     (g) The goodwill of the Business and all Intangible Assets, distribution rights in relation to the Business, correspondence, sales records, rights under contracts agreements or arrangements with Customers of the Business and customer prospects, lists of customers, recipes, formula, plans, specifications, transferable licences and permits, product certifications, supplier lists, computer data files in relation to the matters referred to in clause 14(a), technical and other information necessary or desirable to enable or assist the Purchaser to carry on the Business and the exclusive right for the Purchaser to represent itself as carrying on the Business (hereinafter called "the Goodwill").

     (h) The share held by the Vendor in Gas Parts (NSW) Pty Limited (ACN 068 319 237) (hereinafter called "the Company") being one ordinary share of one dollar ($1.00) fully paid representing fifty per cent (50%) of the issued capital of the Company.

     (i) The debt of two hundred thousand dollars ($200,000.00) due by the Company to the Vendor.

     EXCLUDED from the purchase and sale of the Business are all of the Vendor's accounts receivable and other book debts existing at Completion.

3.   (PRICES)

     The price for the Business and the assets to be sold by the Vendor to the Purchaser shall be calculated as follows: -

     (a) The price for the Plant shall be fifty-six thousand seven hundred and thirty-seven dollars ($56,737.00) apportioned in the manner referred to in Schedule 1.

     (b) The price for the Stock shall be determined in accordance with Condition 4. On completion the Vendor shall pay to the Purchaser on account of the price for stock an amount equal to 95% of the estimated value of stock referred to in Condition 4(b).

     (c) The price for the share referred to in clause 2(h) shall be one dollar ($1.00).

     (d) The price for the debt referred to in clause 2(i) shall be two hundred thousand dollars ($200,000.00).

     (e) The price for the Goodwill and other assets shall be three million four hundred and ninety nine thousand nine hundred and ninety nine dollars ($3,499,999.00).

     the aggregate being the base price ("the Base Purchase Price") less the price reduction provided for in Condition 10 the resulting amount being the price ("the Purchase Price").


4.   (SATISFACTION OF PRICE)

     (a) The Purchase Price shall subject to clause 25 and the other provisions of this document be paid on Completion by the Purchaser to the Vendor by telegraphic transfer to the Sydney bank account of the Vendor nominated in writing by the Vendor to the Purchaser such nomination being at least two (2) Business Days prior to the Completion Date.

     (b) There shall be retained from the Purchase Price in addition to the Security Amount, an amount equal to five per centum (5%) of the estimated value of the Stock. Such estimate shall be agreed by the Vendor and the Purchaser prior to the Completion Date. Such estimate shall not be less than three million dollars
          ($3,000,000.00).

     (c) At the beginning of the first Business Day immediately following Completion representatives of the Vendor and Purchaser respectively shall carry out a stock-take of the Stock. The Vendor and the Purchaser shall each bear their own costs in relation to the said stock-take.

     (d) The price for the Stock shall be the aggregate of the invoice cost plus customs duty freight and associated costs in relation to each item of Stock calculated on a first in first out basis. Within thirty (30) days after completion of the stocktake referred to in clause 4(c) the Vendor will notify the Purchaser in writing of its assessment of the price for the Stock. During the period of 30 days after such notice is given the Purchaser may by notice in writing to the Vendor dispute the price for the Stock as assessed by the Vendor and within 7 days after the giving of such a notice the parties will comply with clause 4(e) in respect of the stock the value of which is not disputed. If within 7 days after the delivery of the Purchaser's notice disputing the price for the Stock the dispute is not resolved by agreement between the Vendor and the Purchaser the dispute resolution procedure set out in Condition 25(b) of this Agreement shall, mutatis mutandis, apply to the resolution of such dispute.

     (e) If following the stock-take referred to in clause 4(c) and after allowing, as appropriate, for any adjustments on account made in accordance with clause 4(d), the amount payable for the Stock (calculated in accordance with clause 4(d) and the stock-take referred to in clause 4(c)) shall be:

          (i) less than 95% of the estimated value of the stock referred to in clause 4(b), then the Vendor shall forthwith pay to the Purchaser such difference;

          (ii) more than 95% of the estimated value of the stock referred to in clause 4(b) then the Purchaser shall forthwith pay such difference to the Vendor by telegraphic transfer to the

                Sydney bank account of the Vendor nominated in writing by the Vendor to the Purchaser as referred to clause 4(a);

     (f) The Vendor and Purchaser acknowledge having identified on or prior to the date hereof slow moving and obsolete items and to the extent to which they are included in the Stock have agreed upon an amount which the Purchaser is to pay the Vendor in respect of same. The Vendor and the Purchaser also acknowledge that any slow moving and obsolete items which have been agreed to be excluded from the Stock (which are all listed in Schedule 4) are to be retained by the Vendor and may be sold by the Vendor to third parties.


5.   (COMPLETION)

     (a) Completion shall take place on the Completion Date at the office of the solicitors for the Vendor and on Completion the Purchaser shall be entitled to the full benefit of the Business and the assets hereby agreed to be sold with retrospective effect to the Effective Date AND on Completion:

          (i) the Plant and the Stock shall be deemed delivered to the Purchaser in situ and the property therein and the risk thereof shall thereupon pass to the Purchaser on Completion;

          (ii) the Vendor shall deliver to the Purchaser all Customer Information and all other assets hereby agreed to be sold and shall execute and deliver such other transfers assignments or assurances as may be necessary convenient or expedient for transferring to the Purchaser the Business, assets, property and rights hereby agreed to be sold by the Vendor to the Purchaser (including but not limited to those contained in clauses 8 and 9);

          (iii) the Vendor shall deliver to the Purchaser a copy of the releases and discharges referred to in Condition 5(b)(ii) and
                (iii);

          (iv)  the Vendor shall procure and cause:

                (A) a directors' meeting of the Company to be held on Completion at which the transfer and registration of transfer to the Purchaser of the one (1) ordinary share referred to in clause 2(h) shall, subject to due stamping and to due execution thereof by the Purchaser (if required), be approved;

                (B) a directors' meeting of the Company to be held on Completion at which time Mr Robert Stemmler and Mr Todd Schock shall be appointed directors of the Company and such of the directors and secretary of the Company as exist at Completion shall resign from their respective offices (other than Bill Campbell) without any payment as compensation for loss of office by written resignation in the form annexed hereto and marked "D";

                (C) to be delivered to the Purchaser a duly executed Transfer of the Share referred to in Condition 2(h) in properly registrable form (subject to it being duly stamped at the expense of the Purchaser) in favour of the Purchaser together with the appropriate Share Certificate therefor and any other documents which may required to vest in the Purchaser the full legal and beneficial ownership of such share; and

                (D) to be delivered on Completion to those of the directors of the Company as are present at Completion, all constituent documents, certificates of incorporation, common and official seals, registers, cheque books, accounting and financial books and records and all other records documents certificates papers books and indicia of titles in relation to the Company or any assets of the Company in the possession of or under the control of the Vendor;

          (v) the Purchaser shall cause the Company to be placed in sufficient funds so that the Company or the Purchaser on behalf of the Company pays to the Vendor the amount payable by the Company to the Vendor in respect of goods purchased prior to Completion by the Company from the Vendor to a maximum of six hundred thousand dollars ($600,000.00); and

          (vi) the Purchaser shall deliver to the Vendor a letter from the Purchaser's solicitors confirming that they hold the Security Amount.

     (b) Completion is subject to and conditional upon the Vendor procuring no later than immediately prior to the Completion Date:

          (i) the written consent of each of the lessors of leases of premises to the sublease to the Purchaser of the premises the subject of such leases or a new lease to the Purchaser of the premises the subject of such leases, as the case may be, in each case as contemplated by clause 6;

          (ii) the Bank of New South Wales to in writing release and discharge the Business and the assets hereby agreed to be sold from the charge held by that bank, registered number 348885, subject to Completion occurring; and

          (iii) Westpac Banking Corporation to in writing release and discharge the Business and the assets hereby agreed to be sold from the charge held by that bank, registered number 348886, subject to Completion occurring.


6.   (LEASES OF PREMISES)

     The Vendor shall prior to Completion, with effect from Completion:

     (a) procure the written consent of the lessors of the leases of premises specified in Schedule 3 to the grant of the sublease referred to in clause 6(b);

     (b) have granted to the Purchaser a sublease of the premises specified in Schedule 3 upon the same terms and conditions (including options) as the leases by the Vendor of such premises less the last day of the lease and the option with a licence to continue to occupy on those days.


7.   (DEPOSIT)

     (a) On or before the date of this document the Purchaser shall pay by cheque or by telegraphic transfer five hundred thousand dollars ($500,000.00) as a deposit and in part payment of the Purchase Price to the solicitor for the Vendor to be held as stakeholder.

     (b)  (i)   The stakeholder shall invest the deposit in the Westpac
                Banking Corporation up to Completion or the termination or rescission of this Agreement.

          (ii) After Completion the interest earned on the deposit shall be divided equally between the Vendor and the Purchaser.

          (iii) If this Agreement is validly terminated or rescinded, the interest earned on the deposit and the deposit shall be paid to:

                (A)  the Purchaser;

                (B) except if this Agreement is validly terminated by the Vendor upon the Purchaser's default, when the interest and the deposit shall be paid to the Vendor.

     (c) On Completion the deposit shall vest in the Vendor by virtue of Completion and the stakeholder shall account to the Vendor for the deposit.


8.   (CONTRACTS WITH SUPPLIERS)

     On Completion and with effect from Completion the Vendor shall assign to the Purchaser all contracts and engagements of the Vendor contained in
     Schedule 6 and referred to in clause 8(b) for the supply of goods which have not been delivered to the Vendor and are not included in the Stock on the Effective Date. The Purchaser agrees to complete each such contract so far as the same may remain uncompleted and accept delivery of the goods the subject thereof and to indemnify the Vendor in relation thereto. The Vendor hereby indemnifies and shall keep indemnified and save harmless the Purchaser against all liabilities costs and expenses under or in respect of all such contracts and engagements in relation to every act matter thing or omission prior to Completion. The Vendor represents and warrants:

     (a) that Schedule 6 contains a full and complete list and details of all contracts and engagements of the Vendor for the supply of goods which have not been delivered to the Vendor as at the date of this document and would not be included in the Stock; and

     (b) that the Vendor will not on or after the date hereof enter into any contracts or engagements for the supply of goods in excess of $5,000.00 in aggregate in respect of any one supplier without the prior written consent of the Purchaser which consent shall not be unreasonably withheld.


9.   (CONTRACTS WITH CUSTOMERS)

     On Completion the Vendor shall assign to the Purchaser all contracts and engagements of the Vendor with customers of the Business to the extent that such contracts have not been fulfilled by the Vendor contained in Part A of Schedule 2 prior to the date of this document. Any material changes to Schedule 2 shall be disclosed by the Vendor to the Purchaser on the Completion Date and in this regard the following provisions shall apply:

     (a)  Intentionally deleted.

     (b) Prior to the Effective Date the Vendor shall invoice each customer direct for all goods supplied by it to such customer down to the Effective Date.

     (c) The Vendor shall, subject to Condition 15(b), continue to be responsible to the customers of the Vendor for all claims in relation to all goods supplied by the Vendor prior to the Effective Date and matters arising under contracts with customers prior to the date hereof.

     The Vendor represents and warrants that Part A of Schedule 2 contains a full and complete list and details of all contracts and engagements of the Vendor with customers of the Business to the extent that such contracts have not been fulfilled by the Vendor as at the date of this document.


10.  (EMPLOYEES)

     (a) Prior to Completion the Purchaser shall offer to all of such persons who work in the Business (other than Mr Wilson) and who are named in Schedule 5, employment with the Purchaser from and conditional on Completion on terms and conditions no worse than the terms referred to in Schedule 5. Particulars of persons who work in the Business as at the Completion Date (including their respective wage rates, long service, holiday, sick leave, superannuation contributions, and applicable industrial awards and the date they commenced employment in the Business) are included in
          Schedule 5. The Vendor warrants to the Purchaser that such particulars are and will as at the Completion Date (as hereinafter defined) be true and correct in all respects and are the full details of all the terms and conditions of employment of the
          persons named in Schedule 5.   The Vendor further warrants to the
          Purchaser that the services of each such employee may be terminated in accordance with the industrial awards applicable to any person named in Schedule 5 is as set out opposite the name of such person.

     (b) The Purchaser shall make any offer of employment referred to in clause 10(a), at any time on or after the date of this document.

     (c) At all times on and from the date of this document, representatives of the Purchaser may meet and communicate with each person who works in the Business.

     (d) Prior to Completion, the Vendor shall ensure that the employment of any person who works in the Business is not terminated by the Vendor or varied without the prior written consent of the Purchaser.

     (e) The Vendor shall use its best endeavours to ensure that each offer referred to in clause 10(a) is promptly accepted.

     (f) In respect of any person to whom an offer is made pursuant to clause 10(a):

          (i) The Purchaser shall reimburse the Vendor for all wages, holiday pay and other benefits (including superannuation and provident fund contributions) paid in the normal course of the Business and prior to Completion to or in respect of each employee who accepts employment with the Purchaser pursuant to the offer referred to in clause 10(a) but reimbursement only in respect of any period commencing after Completion.

          (ii) The Vendor shall allow the Purchaser in reduction of the Purchase Price 64% of the following amounts calculated as at Completion:-

                (A) the amount lawfully payable by the Vendor in respect of the accrued annual holiday entitlement (including loadings if applicable) of such employee LESS any amount prepaid by the Vendor to such employee in respect of any period of holidays after Completion; and

                (B) if such employee has served 5 years or more the amount of provision for long service leave in respect of such employee calculated on the basis that such employee has become entitled to a pro rata proportion of his ultimate long service leave entitlement and whether or not he is at Completion legally entitled to long service leave.

          AND THEREAFTER (with effect from Completion) the Purchaser shall assume the liability of the Vendor for and indemnify the Vendor from and against all claims and demands of any such employee in respect of annual holiday, long service leave and other benefits to the extent so allowed and in addition the Purchaser shall reimburse to the Vendor amounts allowed to the Purchaser pursuant to clause 10(f)(ii) in respect of each employee of the Vendor (other than Mr Wilson) who does not accept employment with the Purchaser.

     (g) Every person to whom an offer is made pursuant to clause 10(a) and who does not accept such an offer and every person who works in the Business to whom an offer is not made by the Purchaser shall have and the Vendor shall ensure that they shall have their employment terminated on and from Completion or shall be retained by or become employees of the Vendor. The Vendor shall be solely responsible for each such person and the termination of their employment and entitlements arising therefrom (including but not limited to redundancy entitlements and payments) and in the case of such persons whose employment is terminated, the Vendor shall solely bear and pay on Completion all amounts due to such persons including without limitation accrued salary, wages, bonuses, superannuation entitlements, annual leave, sick leave, long service leave and redundancy and other termination payments.

     (h) Without limiting the generality of the foregoing the Vendor shall be solely responsible for all salary, wages, bonuses, sick leave entitlements, superannuation entitlements and all other benefits in respect of each person who works in the Business or who is named in
          Schedule 5, such responsibility relating to entitlements of each such person up to and including Completion, and the Vendor hereby indemnifies and shall keep indemnified the Purchaser in relation to all accounts actions claims costs demands liabilities and judgments incurred by or against the Purchaser in relation to all of those matters the responsibility of the Vendor as aforesaid.

     (i) On and from Completion until the expiration of three (3) months from Completion, the Vendor shall provide to the Purchaser on a full or part time basis (as nominated at any time and from time to time by the Purchaser to the Vendor) the services of Mr Wilson, the manager of the Business, at such time or times within business hours as the Purchaser may from time to time nominate upon reasonable notice to the Vendor. The Purchaser shall only pay to the Vendor for the provision of such services the amount necessary to reimburse the Vendor for the direct employee cost incurred by the Vendor to the extent of the time Mr Wilson is provided to the Purchaser as requested. Such payments by the Purchaser shall be made monthly in arrears. The Vendor acknowledges that for all purposes Mr Wilson shall be an employee of the Vendor and not of the Purchaser and the Vendor shall direct Mr Wilson to carry out all lawful instructions as a senior executive of the Purchaser shall reasonably require. The Vendor shall not be under any obligation under this clause 10(i) if its employment of Mr Wilson terminates for reasons beyond its control.


11.  (BOOK DEBTS)

     No trade or other book debts are included in the sale and the Vendor shall be entitled to collect and receive any money owing to it in connection with the Business as at the Effective Date ("the Debts")
     AND: -

     (a) the Purchaser shall account to the Vendor promptly after their receipt for any moneys that may be paid to the Purchaser after the Completion Date on account of the Debts;

     (b) in respect of Conversion Services the Purchaser agrees to assist the Vendor to collect the amount outstanding to the Vendor so that all payments received from Conversion Services of Adelaide, South Australia to a maximum of seventy five thousand dollars ($75,000.00) will be applied first in satisfaction of the amount owing to the Vendor; and

     (c) the Purchaser shall for 3 months after the Completion Date and without cost to the Vendor for utilising the employees of the Purchaser use all reasonable endeavours in the ordinary course of its conduct of the Business to assist in the collection of the Debts and during such 3 months will provide all such information as the Vendor may reasonably require of the amounts received by the Purchaser on account of the Debts.


12.  (NOTICES AND SERVICES)

     (a) The Vendor and the Purchaser shall on the Completion Date each sign and promptly lodge such notices as may be required to be signed as required under any Act relating to factories, shops and industry or any other Act, Ordinance or Regulation applying to the Business.

     (b) All existing electricity, gas, telephone, waste disposal, security, fire protection and other services to the premises specified in
          Schedule 3 shall with the consent of the suppliers thereof be transferred to the Purchaser on the Completion Date upon and subject to such terms and conditions as may be arranged between the Purchaser and the suppliers of such services and prior to Completion with effect from Completion the Vendor shall use its best endeavours to assist the Purchaser to obtain such transfers.

     (c) At the signing hereof the Vendor shall furnish to the Purchaser full details of the notices required to be signed under clause 12(a) and the services referred to in clause 12(b).


13.  (ADJUSTMENT OF OUTGOINGS)

     All periodical or recurring outgoings in connection with the Business and the property and assets agreed to be sold as disclosed in writing to the Purchaser on the signing hereof shall be apportioned as between the Vendor and the Purchaser as at Completion and appropriate allowances shall be made. Despite anything contained in clauses 2, 5(a)(v), 10(f), 10(h) and this clause 13 all references in those clauses to Completion shall be deemed to refer to the close of business on 30 June 1996.

14.  (BOOKS AND RECORDS)

     (a) The Purchaser on the Completion Date shall be entitled to and the Vendor shall deliver to the Purchaser:

          (i) in situ at the premises occupied by the Business all drawings plans manuals and other documents relating to the Business and all invoices, contracts, agreements, lists of customers and suppliers of stock, records of purchase and other documentation or information related to the Business or any of the assets agreed to be sold and necessary or convenient for the working of the same; and

          (ii) on computer storage media in machine readable form, such documents, records, invoices, contracts, agreements, lists of customers and suppliers of stock, records of purchase and other documentation or information related to the Business or any of the assets agreed to be sold as may be stored in that form.

     (b) The Purchaser shall also be entitled to inspect the history records of employees who join the Purchaser and all books and records relating to the Business or any of the assets hereby agreed to be sold at all reasonable times in each case up to the fifth anniversary of Completion. The Vendor must preserve all such records, books and records until at least the fifth anniversary of Completion. The Purchaser shall not be entitled to receive or inspect any other books or records of the Vendor.

     (c) The Vendor shall have the right for a period of 7 years from Completion to inspect during usual business hours and make copies at the cost of the Vendor of all items delivered to the Purchaser as required for its income tax or accounting purposes.


15.  (SATISFACTION OF LIABILITIES)

     (a) The Vendor shall be solely responsible for and will pay, satisfy and discharge, all Taxes, mortgage debts, liens, charges, trade or other debts charged on or relating to all or any of the Business, assets and property hereby agreed to be sold and the Vendor shall indemnify and keep indemnified the Purchaser from and against all liabilities costs expenses claims and demands in respect thereof.

     (b) The Purchaser shall not assume any liability of the Vendor in respect of defects in goods sold by the Vendor PROVIDED ALWAYS that, subject to clause 15(c), in respect of goods sold by the Vendor prior to the Effective Date the Vendor hereby indemnifies and shall keep indemnified and save harmless the Purchaser from and against all claims demands costs and expenses in relation thereto and shall forthwith upon demand of the Purchaser pay to the Purchaser the cost and expense of all work and materials required to remedy such defect and/or satisfy any warranty approved of by the manufacturer of the goods and the Purchaser shall be entitled to receive and retain all payments and allowances by the manufacturer in respect of work so performed by the Purchaser.

          The Purchaser will not take any steps to rectify a defect without first advising the Vendor and allowing the Vendor a reasonable time having regard to the nature of the defect, any dispute involved and the requirements of the customer to rectify the defect or resolve the dispute of its own expense.

     (c) The indemnity and obligation to pay upon the Vendor as contained in clause 15(b) shall not apply to the extent that the claim demand cost and expense referred to in that clause is by reason of a defect in a component supplied by Impco where the Vendor would have otherwise been entitled to claim against Impco had the Vendor continued to conduct the Business.

     (d) For the period of three (3) years following Completion the Vendor will use its best endeavours to obtain and maintain recall insurance on comparable terms and conditions, as nearly as practicable as those contained in the annexure hereto and marked "E" and having regard to the fact it will be a roll-over policy from September 1996, while the Purchaser will use its best endeavours to obtain and maintain product liability insurance on comparable terms and conditions, as nearly as practicable to those contained in the annexure herto and marked "F".


16.  (WARRANTIES)

     The Vendor represents and warrants to the Purchaser with effect on the date hereof and up to and including Completion that:-

     (a) the Business and all the assets, property and rights hereby agreed to be sold ("the Assets") shall be the sole and absolute property of the Vendor legally and beneficially and no money shall be owing to any person in respect of the purchase or upon the security of the same and that at Completion the same shall become the property of the Purchaser freed and discharged from all Third Party claims, mortgages, bills of sale, hire purchase agreements and other encumbrances, liens, interests and charges either registered or unregistered or either oral or in writing or of whatsoever nature and description;

     (b) no summons for the winding up of the Vendor being a corporation will have been presented and on order made or resolution passed for the winding up of the Vendor;

     (c) no receiver or receiver and manager or administrator or inspector of the undertaking of the Vendor being a corporation or of any of the Assets or any part thereof will have been appointed;

     (d) the Vendor being a natural person is not bankrupt or insolvent nor has he or she entered into any arrangement for the benefit of creditors;

     (e) no judgment will have been obtained or execution or process of any Court or other authority been issued, levied or enforced upon the Vendor partly or wholly in respect of the Assets or the Business or any part thereof;

     (f) there will not be any litigation, arbitration proceedings, claim or demand threatened or pending against the Vendor in respect of the Assets nor will there then exist or have occurred any matter or circumstances likely to give rise to any such litigation, arbitration proceedings, claim or demand;

     (g) to the best of its knowledge, information and belief it holds all necessary business registrations, permits, consents and authorities (none of which is subject to any onerous conditions which have not been notified or disclosed to the Purchaser) to enable the Vendor to conduct the Business in the manner in which it is being conducted.

     (h) to the best of its knowledge, information and belief none of the products manufactured or sold by the Business nor the method of manufacture thereof nor the equipment used by the Business infringes any Australian patent or design;

     (i) the Assets are all of the assets owned by the Vendor and used in or in connection with the Business and such assets together with the assets the subject of the leases and the leases of premises constitute all of the assets used in or in connection with and necessary for the continuing conduct of the Business;

     (j) there are no contracts or rights or privileges in relation to the Business which will or may be terminated or prejudicially affected as a result of the sale under this document or of compliance with any other provision of this document;

     (k) there are no contracts which are material to the Business which are unduly onerous or restrictive on the ability of the Vendor to conduct the Business;

     (l) there is no litigation pending or threatened in connection with or arising out of any contract which is to be taken over by the Purchaser nor has any event occurred nor is there any dispute, claim or demand in connection with or arising out of them or any of them which may give rise to litigation;

     (m) the use of all of the premises used by the Vendor for the purpose of the Business is permitted unconditionally under the relevant planning statutes and regulations and any relevant consents and there has been no contravention of any provision of those statutes or regulations or arising under any relevant consents;

     (n) all statutory requirements relating to the Business have been complied with and there are no outstanding requirements of any governmental or semi-governmental authority in relation to the plant, equipment, premises or operations of the Business;

     (o) during the interval between the date of this document and the Completion Date the Vendor will have, except as agreed in writing with the Purchaser, carried on and maintained the Business in the same manner as hitherto and in the ordinary course and will not have done anything to the detriment of the Business or without the written consent of the Purchaser:-

          (i) varied the level of staffing or (except as required by law) varied the level of remuneration of the employees of the Business;

          (ii) except in relation to slow moving and obsolete items listed in Schedule 4 varied the present price list or made sales below the present price list or existing offerings or vary the terms of trade in relation to products sold by the Business;

          (iii) placed any significant orders or entered into any new undertakings in relation to the Business;

     (p) the share referred to in clause 2(h) (hereinafter called the "Sale Share") comprises one-half (1/2) of the issued share capital of the Company;

     (q) the Sale Share has been duly issued and allotted and is fully paid up;

     (r)  the Vendor is the sole legal and beneficial owner of the Sale
          Share;

     (s) the Sale Share is free from all Third Party Claims and the Vendor is entitled and competent to sell and transfer the Sale Share subject to the rights of Bill Campbell as described in paragraph 10 of the letter dated 8 March 1995 from the Vendor to Mr Bill Campbell without the consent of any person or authority whatsoever;

     (t) there is no agreement undertaking or arrangement in force which calls or will or may call for the issue of or accords or will or may accord to any person the right to call for the issue of any shares or options or rights in or of the Company or in respect of issued or un-issued shares of or in the Company;

     (u) the Company has not gone into liquidation or passed any resolution to be wound up and no application for the winding up of the Company has been presented and there is no writ of execution in existence against the Company nor has a receiver, receiver and manager, administrator or agent for a mortgagee been appointed over the whole or any part of the undertaking or any of the assets of the Company;

     (v) the net tangible assets of the Company on the Completion Date will be not less than $1.00 and the tangible assets of the Company as at Completion will be sufficient to pay all actual and contingent liabilities of the Company as at Completion;

     (w) except as described in Schedule 7 neither the Company nor any person whose acts or defaults the Company may be vicariously liable is involved in any civil criminal or arbitration proceedings and there is no fact or circumstances which might give rise to any such proceedings and no such proceedings are pending or threatened against the Company or any such person;

     (x) to the best of the knowledge information and belief of the Vendor there is no Environmental Liability and there is not and will not on Completion be any Environmental Liability occasioned by the occupation of the premises of the Vendor;

     (y) on the Completion Date the Vendor will have fully complied with its obligations to pay all Taxes due and payable on or before the Completion Date (including but not limited to group tax, payroll tax and fringe benefits tax) and make any superannuation contribution in respect of its employees or in relation to any activity of any of its employees, other than to the extent of the adjustment contemplated by clause 10(f)(ii);

     (z) prior to the Completion Date the Vendor will have fully complied with its obligations to pay all Taxes due and payable on or before the Completion Date (including but not limited to stamp duties and Tax on assessable income) in respect of the Business and each of the assets hereby agreed to be sold and all documents in relation to or relevant for the Business or to be provided to the Purchaser pursuant to the terms hereunder;

     (aa) during the year on and from 1 July 1995 the Company has not declared or paid a dividend and will not do so up to and including Completion;

     (ab) the books and records of the Company are up to date and disclose that no monies are, on Completion, owing to or by the Company by or to the Vendor or any Associate of the Vendor or any Associate of such Associate other than the debt referred to in clause 2(i) and other than any amounts due by the Company to the Vendor by reason of the sale of goods by the Vendor to the Company in the ordinary course of business; and

     (ac) all other material contracts agreements engagements or commitments to which the Vendor is entitled in connection with the Business are as set out in Schedules 2,

     AND the Vendor will indemnify and keep indemnified the Purchaser from and against all accounts actions claims costs charges demands damages expenses liabilities and obligations incurred in connection with any warranty or representation being materially untrue materially inaccurate materially misleading or arising out of or in connection with any material breach of any provision of this document by the Vendor.


17.  (WALK IN WALK OUT)

     The Plant and the Stock is sold on a walk in walk out basis as at Completion and while the Vendor will maintain such assets in sound order and condition (having regard to the order and condition thereof at the date of this document) fair wear and tear excepted down to Completion the Vendor gives no representation, undertaking or warranty as to the condition of such assets at the date of this document their merchantability, serviceability or suitability to the Purchaser for any purpose whatsoever other than as referred to in this document.


18.  (FURTHER ASSURANCE)

     From and after Completion the Vendor shall execute and do such assurances acts matters and things for vesting the absolute ownership free from encumbrances of the Business, assets and property agreed to be sold to the Purchaser and giving to the Purchaser the full benefit of this document and the said Business, assets and property as the Purchaser may reasonably require.


19.  (COSTS)

     The costs of and incidental to this Agreement and to all matters arising hereout shall be paid and discharged by the Vendor and the Purchaser on the basis that each party shall be responsible for its own costs and disbursements to the exclusion of the other of them, and in particular without limiting the generality of the foregoing the Purchaser will pay and hereby indemnifies the Vendor against any liability for all and any stamp duty payable in respect of this Agreement and any further assurance given pursuant to this Agreement, other than in respect of the termination of the lease which is in favour of the Vendor as referred to in clause 6.

20.  (NOTICES)

     Any notice or demand given hereunder shall be deemed to be duly given only if in writing and delivered to or sent by prepaid security post addressed to the other party at its registered office or such other address as may be notified to the other by the party concerned AND if so given shall be deemed to have been duly served, in the case of delivery at the time of delivery, in the case of security post at the time of receipt.

21.  (SUCCESSORS IN TITLE)

     Any obligations or rights arising under this Agreement shall bind and enure for the benefit of the legal personal representatives and successors in title of any party hereto.


22.  (GOVERNING LAW)

     This document shall be governed and construed in accordance with the laws of the State of New South Wales and the parties hereby submit to the jurisdiction of the Courts of that State.


23.  (AGREEMENTS TO SURVIVE COMPLETION)

     Each provision of this document shall continue in full force and effect after Completion despite Completion and any assignment or transfer at Completion unless such provision has been fully performed on or before Completion.


24.  (RESTRAINT OF TRADE)

     (a) For a period of three (3) years from Completion, the Vendor shall not and shall procure that its Associates and Associates of such Associates shall not, in each case in Australia either directly or indirectly and whether as principal joint venturer partner director agent consultant manager employee assistant shareholder unitholder beneficiary or otherwise howsoever:

          (i) carry out or engage be concerned involved participate or be interested in or carry on any business or undertaking which is or may compete with or is similar to the distribution, importing, sale or maintenance of automotive gas equipment or parts or any part of the Business;

          (ii) accept any business or solicit any business which is or may compete with or is similar to the distribution, importing, sale or maintenance of automotive gas equipment or parts or any part of the Business for any person who is or was a Customer of the Business or any part of it;

          (iii) employ, solicit or entice away from the Business any person (other than Mr Wilson, the manager of the Business or any other person retained by the Vendor in accordance with clause 10(g)) who worked in the Business or any part of it or employ any person who worked in the Business or any part of it within the period of six (6) months prior to Completion whether or not such person works in the Business as at the date of this document; or

          (iv) use or disclose Customer Information insofar as it relates to the Business.

     (b) The Vendor agrees that the restrictions contained in clause 24(a) are not greater than would be required to protect the value of the Business and the assets purchased by the Purchaser.

     (c) If any obligation under clause 24(a) is or may be breached, then without prejudice to any other remedies which the Purchaser may have, the Purchaser shall be entitled to seek and obtain injunctive relief from any Court of competent jurisdiction.

     (d) The Purchaser acknowledges that clause 24(a) shall not apply to slow moving or obsolete items referred to in clause 4(f) which have been agreed by the Vendor and the Purchaser prior to the date hereof not to be included in the Stock and which may be sold by the Vendor without further reference to the Purchaser.

25.  (RETENTION FROM PRICE)

     (a) Despite anything else contained in this document the Purchaser shall retain from the Purchase Price, the Security Amount, to be retained in accordance with this clause 25, as security for the performance by the Vendor of its obligations and satisfaction of its indemnities contained in this document and any claims by the Purchaser for breach of any part of this document by the Vendor, upon the following basis:

          (i) the Purchaser is entitled at any time and from time to time to deduct for its own purposes from the Security Amount an amount equal to the amount the Purchaser assesses as the amount then considered to be referrable to failure by the Vendor to perform any obligation or satisfy any indemnity or referrable to any claim by the Purchaser for breach by the Vendor of any part of this document provided that the Purchaser has complied with clause 25(f).

          (ii) If the Vendor fails to perform the obligation of the Vendor the subject of the notice referred to in clause 25(f) or fails to satisfy the indemnity referred to in such clause or fails to satisfy any claim by the Purchaser referred to in such clause or fails to dispute the extent of any deduction in the manner referred to in clause 25(a)(iii), in each case within thirty (30) days of notification to it under clause 25(f), the Vendor shall be deemed to have accepted the appropriateness of the deduction and the reason for same and the Vendor shall not be entitled thereafter to dispute the entitlement of the Purchaser to the amount deducted.

          (iii) If the Vendor disputes the extent of any deduction it shall notify in writing the Purchaser within thirty (30) days of notification to the Vendor under clause 25(f) of the nature of and reasons for such dispute giving those reasons in full and complete detail and if the Vendor undertakes the aforesaid then clause 25(b) shall apply and the Purchaser shall only be permitted to make the deduction to the extent to which it is not covered by the aforesaid notice of dispute by the Vendor.

          (iv) Any deduction by the Purchaser shall not be or be deemed to be a waiver or reduction of any of its rights powers or remedies.

          (v) Following Completion the Security Amount shall be dealt with in accordance with clause 25(e).

     (b)  (i)   Any dispute of the Vendor under clause 25(a) shall first be the subject of alternative dispute resolution ("ADR") process, to be conducted in accordance with clause 25(b).

          (ii) Unless the Vendor has complied with clauses 25(b) it may not commence court proceedings or arbitration relating to the dispute.

          (iii) If the Vendor shall comply with clause 25(a)(iii), it shall give written notice to the Purchaser with the notice under clause 25(a)(iii) designating as its representative in negotiations relating to the dispute a person with authority to settle the dispute and the Purchaser shall not later than fourteen (14) days after service of that notice, give notice in writing to the Vendor designating as its representative in negotiations relating to the dispute a person with authority to settle the dispute.

          (iv) Following designation of the representatives referred to in clause 25(b)(iii), the dispute shall be submitted to mediation, administered by the Alternate Commercial Dispute Centre ("ACDC") (or if such body has ceased to exist then a body or person as then serves substantially the same objects as the said Centre) and the mediation shall be conducted in accordance with the ACDC mediation guidelines which terms are hereby deemed incorporated with the representatives designated in clause 25(b)(iii) representing the parties to the dispute. The mediator shall be agreed between the Vendor and the Purchaser from a panel put forward by ACDC, or failing agreement a mediator appointed by the Secretary General of ACDC. Subject to the foregoing, mediation shall be conducted and held in accordance with and subject to the laws of the State of New South Wales.

          (v) All meetings between the Vendor and the Purchaser pursuant to clause 25(b)(v) and all mediation proceedings shall be held in Sydney.

     (c) Any part of the Security Amount remaining undeducted and in respect of which there is no dispute, on the first anniversary of Completion, shall be paid to the Vendor.

     (d) Release by the Purchaser to the Vendor of the whole or any part of the Security Amount shall not be or be deemed to be or imply either an acknowledgment by the Purchaser that the Purchaser waives any of the rights of the Purchaser against the Vendor.

     (e)  (i)   On Completion the Purchaser shall pay by cheque or by
                telegraphic transfer the Security Amount to the solicitor for the Purchaser to be held as stakeholder.

          (ii) The stakeholder shall invest the Security Amount in the Advance Bank to be dealt with in accordance with this clause 25.

          (iii) The interest earned on the Security Amount shall be accumulated and dealt with as if it form part of the Security Amount.

     (f)  (i)   On each occasion upon which the Purchaser wishes to deduct an amount from the Security Amount, the Purchaser shall give written notice thereof to the Vendor specifying to the Vendor the obligation which the Purchaser considers the Vendor has not performed and/or the indemnity which the Purchaser considers the Vendor has not satisfied and/or the claims by the Purchaser which the Purchaser considers arise by reason of breach of any part of this document by the Vendor.

          (ii) The Purchaser shall not be entitled to give written notice as contemplated by clause 25(f)(i) unless the Purchaser reasonably considers that the extent of the Vendor's failure to perform and satisfy the relevant indemnity and the extent of the claims to be the subject of such notice exceed in aggregate ten thousand dollars ($10,000.00) or in respect of any particular item is at least five thousand dollars ($5,000.00).

          (iii) The Purchaser shall not be entitled to give such a notice or otherwise resort to the Security Amount in any case which is a warranty claim where the claim relates to or arises from a defect in a component supplied by Impco that the Vendor would have otherwise been entitled to claim against Impco had the Vendor continued to conduct the Business.


26.  (RELEASE BY VENDOR OF IMPCO)

     The Vendor shall enter into a deed with Impco with effect on Completion such deed being in the terms of annexure "C" hereto. The Vendor shall deliver such deed duly executed by the Vendor to the Purchaser at Completion and the Purchaser shall deliver to the Vendor such deed duly executed by or on behalf of Impco.


27.  (NO DISADVANTAGE BY DRAFTING)

     No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of the relevant clause or part thereof.


28.  (ACCESS AND ASSISTANCE)

     (a) Within 7 days after the signing of this document the Vendor must deliver to the Purchaser, only such of the Customer Information detailing where in the Vendor's possession or under its control the name address telephone number and last transaction of each Customer of the Business and where the Customer of the Business is a body corporate, also the contact name of the Customer of the Business.

     (b) After Completion and for a period of up to 3 months the Vendor will permit representatives of the Purchaser's auditors, Messrs Ernst & Young ("the Auditors"), access to the premises, books and records and executives of the Vendor. The sole purpose of this access is to enable the Auditors at the expense of the Purchaser to ascertain, audit and prepare audited financial statements as at 30 June 1996 from the following financial information in relation to the Business and the assets hereby sold and to ascertain and prepare unaudited financial statements at 30 June 1995 from such financial information:

          (i)   Cash on hand balances as at 30 June;

          (ii) Listing of debtor balances summarised by ageing totals as at 30 June;

          (iii) Stock status reports as at 30 June;

          (iv) Listing of any prepaid expenses and any other assets related to the Business as at 30 June;

          (v)   Amounts of trade and other liabilities as at 30 June;

          (vi)  Provisions for employee benefits as at 30 June; and

          (vii) Any other material assets and liabilities not included in items 1 through 6 above,

          on the following conditions:

                (A) Such financial information shall be used by the Purchaser and its Associates for the sole purpose of enabling the Purchaser's ultimate holding company to prepare financial statements in respect of the Business as required by the Securities and Exchange Commission of the United States of America and for no other purpose.

                (B) Such access by the Auditors to be at such times as are reasonably convenient to both the Vendor and the Auditors.

                (C) Such access is conditional on the Auditors first delivering to the Vendor an undertaking in writing that the Auditors will and will ensure that each representative of the Auditors having access shall keep all information gained confidential and not use it for any purpose other than that described in paragraph (A); and

                (D) In the first instance all requests for explanations shall be made to the senior executive(s) of the Vendor designated to the Auditors at the commencement of access.

29.  (CONFIDENTIALITY)

     (a) Prior to the Completion Date, the parties must maintain absolute confidentiality concerning the existence and terms of this document and no public announcement or communication relating to the negotiations of the parties or existence, subject matter or terms of this document may be made or authorised by or on behalf of a party without the prior written approval of the other parties except that the Purchaser may make any announcements communications and disclosures as provided in clause 29(b) and a party may make such disclosures in relation to this document as it may in its absolute discretion think necessary.

          (i) to its professional advisers, bankers, financial advisers and financiers or to any person whose consent is required under this document or for a transaction contemplated by it upon those persons undertaking to keep confidential any information so disclosed; or

          (ii) to comply with any applicable law or the requirement of any regulatory body (including any relevant stock exchange),

     (b) At any time following Completion, the Purchaser shall be at liberty to make any announcement communication and disclosure concerning its acquisition of the Business and/or the assets agreed to be sold pursuant to this document other than any public announcement communication or disclosure in Australia in relation to the amounts payable by the Purchaser to the Vendor under this document.


30.  (COUNTERPARTS)

     This document may be executed by any number of counterparts and all of those counterparts taken together constitute one and the same document.


31.  (TERMINATION)

     (a) The Vendor or the Purchaser may at any time prior to Completion immediately terminate this Agreement by notice effective immediately on receipt by the other party if:

          (i) an order is made or a resolution is passed for the winding up of the other party except for the purpose of reconstruction or amalgamation;

          (ii)  the other party is insolvent;

          (iii) the other party enters into an arrangement, reconstruction, or composition with its creditors;

          (iv) a receiver or receiver and manager or administrator or agent for a mortgage is appointed to or in relation to the other party;

          (v) the other party is placed under official management or an inspector is appointed to investigate the affairs of the other party; or

          (vi) default is made by the other party in performance or observance of any provision of this Agreement and such default is not remedied within seven (7) days after notice specifying such default and requiring the other party to remedy the same has been given by the terminating party to the defaulting party.

     (b) In the event the Vendor defaults in the due or timely performance with clause 5(b), or the Vendor does not provide reasonable documentation, the Purchaser may at any time give notice of termination of this Agreement, which shall be effective immediately.

     (c) Where a notice is given under clause 31(a)(vi) time shall be of the essence under this document.

     (d) Termination of this Agreement shall not affect any right of action which may have accrued to any party in respect of any breach prior to the date of such termination.

32.  (SET-OFF)

     The Purchaser may set-off against the amounts payable by the Purchaser to the Vendor at Completion the amount of Two million three hundred and forty-three thousand four hundred and eighty-five dollars and forty-two cents ($2,343,485.42) being amounts payable to Impco by the Vendor provided that at or prior to Completion the Purchaser delivers to the Vendor a document on behalf of Impco acknowledging that to the extent that the Purchaser undertakes such set-off the amount payable by the Vendor to Impco shall be reduced.



IN WITNESS WHEREOF the parties have hereunto set their hands and seals on the day and year first hereinbefore mentioned.

                                        /s/Neville A. Chrichton
THE COMMON SEAL of ATECO             )  -----------------------
AUTOMOTIVE PTY LIMITED (ACN 000      )     Director
486 706) was hereunto afficed by     )
authority of the Board of Directors  )  /s/Kenneth S. Scarra
and in the presence of:              )  -----------------------
                                           Secretary



                                        /s/Todd Schock
THE COMMON SEAL of IMPCO             )  -----------------------
TECHNOLOGIES PTY LIMITED (ACN 074    )     Director
106 880) was hereunto affixed by     )
authority of the Board of Directors  )  /s/Michael Binetter
and in the presence of:              )  -----------------------
                                           Secretary